EXHIBIT 99.1

December 9, 2004


FOR IMMEDIATE RELEASE

Renegade Venture's Subsidiary Hamilton Aerospace Announces a Multi-million Dollar Aircraft Parts Consignment Agreement with Jetran International

TUCSON, Ariz.--December 9, 2004--Renegade Venture (NEV.) Corporation (OTCBB:
RDVN.OB) today announced that its wholly owned subsidiary, Hamilton Aerospace Technologies, has signed an exclusive agreement to manage and sell, on a consignment basis, a multi-million dollar aircraft parts inventory owned by Jetran International. This transaction will be managed by another Renegade subsidiary, World Jet. Management believes this transaction has the ability to positively impact, in a significant manner, Renegade's revenue and earnings during the next three years or more.

This inventory, which is made up of Boeing 737 and MD80/DC9 components will be moved from Miami to Tucson where it will be located in over 90,000 square feet of warehouse space at the World Jet and Hamilton Aerospace premises. Due to the magnitude of this inventory, it is difficult to put an exact dollar value to this transaction until such time as World Jet further evaluates the inventory and market demand. As an indication of its size, this inventory will require approximately 300 tractor-trailer loads to relocate.

Ralph Garcia, World Jet general manager, commented, "To my knowledge, this is one of the largest aircraft parts consignment agreements entered into in the industry during the last few years. While this is a massive undertaking, we are confident that World Jet has the resources to sell the majority of this inventory over the next three years. It will take a little time to get all our controls in place, but we do anticipate selling parts out of this inventory by January 1, 2005."

John Sawyer, Renegade and Hamilton President, added, "Because this inventory is made up of 737 and MD80/DC9 components, and since the majority of Hamilton Aerospace's maintenance activities are currently centered around those aircraft types, the presence of this inventory at our facility will greatly enhance our ability to support our customer's aircraft while in work, thus improving our turnaround times and profit margins. This will also increase World Jet's ability to provide continuing parts support to our customers after we deliver the aircraft."

About Renegade Venture

Through its Hamilton Aerospace and World Jet subsidiaries, Renegade provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet operate from adjacent facilities comprising about 30 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include United Parcel Service, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Northern Air Cargo, Asia Pacific Airlines, Teebah Airlines and Iraqi Airways.

Renegade's member website is located at www.renegadeventurecorp.com. The Hamilton Aerospace website is located at www.hamaerotech.com.

Except for the historical information presented, the above statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Hamilton Aerospace's services, and competitive pricing pressures. In addition, other risks are detailed in Renegade's Form 10-KSB filed on April 15, 2003. These statements speak only as of above date, and Renegade disclaims any intent or obligation to update them.


Contact:
     Renegade Venture Corp., Tucson
     Gordon Hamilton, (520) 294-3481
     dhamilton@hamaerotech.com
              or
     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net